Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2025

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 29, 2025 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2025 results: The Company’s revenues in the third quarter 2025 were $102.0 million, compared to $89.4 million in the third quarter 2024, an increase of $12.6 million, or 14.1%. For the first nine months 2025, the Company’s revenues were $284.8 million, compared to $237.7 million in the first nine months 2024, an increase of $47.1 million, or 19.8%. The increases in revenues in the third quarter and first nine months 2025, compared to the comparable 2024 periods, resulted from increases in sales volumes and average selling prices of the Company’s lime and limestone products. The increases in sales volumes for the 2025 periods were principally due to the Company’s construction, environmental, and steel customers, partially offset by decreases in sales volume to the Company’s oil and gas services customers.

The Company’s gross profit was $52.2 million in the third quarter 2025, compared to $43.1 million in the third quarter 2024, an increase of $9.1 million, or 21.1%. The Company’s gross profit in the first nine months 2025 was $140.2 million, compared to $108.5 million in the first nine months 2024, an increase of $31.7 million, or 29.2%. The increases in gross profit in the third quarter and first nine months 2025, compared to the comparable 2024 periods, resulted primarily from the increases in revenues discussed above.

Selling, general and administrative (“SG&A”) expenses were $5.9 million in the third quarter 2025, compared to $5.0 million in the third quarter 2024, an increase of $1.0 million, or 19.1%. SG&A expenses were $18.4 million in the first nine months 2025, compared to $14.7 million in the first nine months 2024, an increase of $3.7 million, or 25.0%. The increases in SG&A expenses in the third quarter and first nine months 2025, compared to the comparable 2024 periods, were primarily due to increased personnel expenses, including stock-based compensation.

Other (income) expense, net was $3.4 million and $9.6 million income in the third quarter and first nine months 2025, compared to $3.1 million and $8.4 million income in the third quarter and first nine months 2024, reflecting increases of $0.4 million and $1.2 million, respectively. The increases in other (income) expense, net for the third quarter and first nine months 2025, compared to the comparable 2024 periods, were primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $38.8 million ($1.35 per share diluted) and $103.7 million ($3.61 per share diluted) in the third quarter and first nine months 2025, compared to $33.4 million ($1.16 per share diluted) and $81.8 million ($2.85 per share diluted) in the third quarter and first nine months 2024, reflecting increases of $5.4 million, or 16.3%, and $21.9 million, or 26.7%, respectively.

“We are pleased with the Company’s continued strong financial performance in the third quarter 2025. Demand from our construction customers remained solid, supported by the construction of large data centers in the regions that we serve,” said Timothy W. Byrne, President and Chief Executive Officer. “Looking ahead, we anticipate a more mixed demand picture, with ongoing data center construction demand being partially offset by softer demand from some of the other industries that we serve,” Mr. Byrne added.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.06 per share on the Company’s common stock. This dividend is payable on December 12, 2025 to shareholders of record at the close of business on November 21, 2025.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this News Release, including, but not limited to, statements relating to demand, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
INCOME STATEMENTS

Revenues	$102,016	$89,427	$284,787	$237,659
Cost of revenues	49,827	46,314	144,564	129,117
Gross profit	$52,189	$43,113	$140,223	$108,542

Selling, general and administrative expenses	5,927	4,976	18,378	14,706
Operating profit	$46,262	$38,137	$121,845	$93,836

Other (income) expense, net	(3,416)	(3,061)	(9,605)	(8,387)
Income tax expense	10,896	7,845	27,724	20,374
Net income	$38,782	$33,353	$103,726	$81,849

Income per share of common stock:
Basic	$1.35	$1.17	$3.62	$2.86
Diluted	$1.35	$1.16	$3.61	$2.85
Weighted-average shares outstanding:
Basic	28,639	28,594	28,633	28,574
Diluted	28,738	28,727	28,730	28,683
Cash dividends per share of common stock	$0.06	$0.05	$0.18	$0.15

			September 30,	December 31,
			2025	2024
BALANCE SHEETS
Assets:
Current assets			$440,286	$354,782
Property, plant and equipment, net			207,912	182,891
Other non-current assets			4,606	5,490
Total assets			$652,804	$543,163
Liabilities and Stockholders’ Equity:
Current liabilities			$23,146	$16,962
Deferred tax liabilities, net			23,414	23,659
Other long-term liabilities			3,975	4,801
Stockholders’ equity			602,269	497,741
Total liabilities and stockholders’ equity			$652,804	$543,163

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